Baldwin & Lyons, Inc.
Protective Insurance Company
Sagamore Insurance Company
B & L Insurance, Ltd. (Bermuda)
111 Congressional Blvd. – Suite 500
Carmel, IN 46032
(317) 636-9800

Baldwin & Lyons, Inc.                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                        January 30, 2014
Unaudited Fourth Quarter Financial Statements                                                                                                                                                                                                                                                                                                                                                                                                                                                                                         Press Contact:  G. Patrick Corydon
                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                    (317) 636-9800
                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                           corydon@baldwinandlyons.com

BALDWIN & LYONS ANNOUNCES RESULTS FOR QUARTER AND TWELVE MONTHS

Carmel, Indiana, January 30, 2014—Baldwin & Lyons, Inc. (NASDAQ: BWINA, BWINB) today announced after tax operating income, defined as net income before investment gains and losses, of $4.4 million, or $.30 per share, for the fourth quarter of 2013 compared to $4.5 million, also $.30 per share, during the fourth quarter of 2012.  Net investment gains for the fourth quarter of 2013, which include both realized and unrealized gains in the Company’s limited partnership investments, were $4.6 million after tax, or $.30 per share, compared to net investment gains of $0.2 million, or $.01 per share, in the same quarter of 2012.  In total, net income was $9.0 million, or $.60 per share, which compares to $4.7 million, or $.31 per share, for the prior year’s fourth quarter.

For the year, after tax operating income totaled $21.3 million, or $1.43 per share, which compares to $26.1 million, or $1.75 per share, in 2012.  Net investment gains for the full year 2013 were $15.3 million after tax, or $1.02 per share, compared to net investment gains of $5.9 million after tax, or $.40 per share, in 2012.  After tax net income for the twelve months of 2013, therefore, totaled $36.6 million, or $2.45 per share, compared to $31.9 million, or $2.15 per share, for the prior year.

Premium written by the Company’s insurance subsidiaries for the quarter was a fourth quarter record $96.2 million, an increase of nearly 6% over the fourth quarter of 2012.  The increase was concentrated in the Company’s core fleet transportation products.  These “Wheels” increases were partially offset by the previously announced, planned premium reductions associated with the final phase of termination of the commercial multi-peril program and reductions in property reinsurance exposure.  Premiums written for the twelve months of 2013 totaled a record $369.5 million, up over 8% from last year’s previous record of $341.3 million, with product group increases and decreases similar to those experienced in the fourth quarter.

Net premium earned for the fourth quarter of 2013 was a record for any quarter in the Company’s history at $65.4 million, up nearly 7% over last year’s fourth quarter.  For the twelve months, earned premium, while limited by the strategic reduction in commercial multi-peril and property reinsurance business, achieved a 6.4% increase from last year to a new record of $252.7 million.

The Company’s consolidated combined ratio for the fourth quarter was 94.4%, before consideration of fee income.  Including fee income, underwriting income was $4.2 million, producing a combined ratio of 93.7%.  The Property and Casualty Insurance segment combined ratio was 97.4%, including fee income, and the Reinsurance segment combined ratio was 77.8%.  For the twelve months, the consolidated combined ratio was 92.0%, before consideration of fee income, and 91.2% including fees, producing $22.3 million in pre-tax underwriting income.  The Property and Casualty Insurance segment combined ratio was 95.1%, including fee income, and the Reinsurance segment combined ratio was 75.4% for the twelve months.

Pre-tax investment income decreased 20% compared to the fourth quarter of 2012 despite a 3% increase in average funds invested, reflecting the continuing impact of available bond yields and the redeployment of invested assets into portfolios emphasizing capital gains over interest income.  For the twelve months, pre-tax and after-tax investment income decreased 12% compared to the same period of 2012 while average funds invested increased 4%.  When realized gains are considered, pre-tax investment income for the year increased $13.3 million, or 70% from 2012.

Book value per share increased $.95 per share during the fourth quarter, after the payment of $.25 per share in regular cash dividends.  For the twelve months ended December 31, 2013, book value per share has increased $2.32 after the payment of cash dividends to shareholders totaling $1.00 per share.  The combination of the increase in book value and dividends represents a 14.3% total return on beginning book value for the twelve months.

Return on equity from reported net income was 11.4% in 2013 compared to 10.6% in 2012.  If unrealized gains are considered, the return on equity in 2013 was 14.0% compared to 12.3% in 2012.

Conference Call Information:

Baldwin & Lyons, Inc. has scheduled a conference call for Thursday, January 30, 2014, at 11:00 AM ET (New York time) to discuss results for the fourth quarter ended December 31, 2013.

To participate via teleconference, investors may dial 1-888-503-8169 (U.S./Canada) or 1-719-325-2448 (International or local) at least five minutes prior to the beginning of the call.  A replay of the call will be available through February 6, 2014 by calling 1-877-870-5176 or 1-858-384-5517 and referencing passcode 7977865.  Investors and interested parties may also listen to the call via a live webcast, accessible on the company’s web site via a link at the top of the main Investor Relations page.  To participate in the webcast, please register at least fifteen minutes prior to the start of the call.  The webcast will be archived on this site until January 30, 2015.  The webcast may be accessed directly at: http://public.viavid.com/index.php?id=107169

Also available on the investor relations section of our web site are complete interim financial statements and copies of our filings with the Securities and Exchange Commission.

Financial Highlights (unaudited)
Baldwin & Lyons, Inc. and Subsidiaries
(In thousands, except per share data)	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2013	2012	2013	2012

Operating revenue	$69,108	$65,468	$267,457	$253,113
Net investment gains	7,019	302	23,515	9,011

Total revenue	$76,127	$65,770	$290,972	$262,124

Operating income	$4,405	$4,480	$21,303	$26,062
Net investment gains,
net of federal income taxes	4,562	196	15,285	5,857

Net income	$8,967	$4,676	$36,588	$31,919

Per share data - diluted:
Average number of shares	14,925	14,886	14,924	14,868

Operating income	$.30	$.30	$1.43	$1.75
Net investment gains	.30	.01	1.02	.40

Net income	$.60	$.31	$2.45	$2.15

Dividends paid to shareholders	$.25	$.25	$1.00	$1.00

Annualized return on average
shareholders' equity:
Operating income	5.3%	5.8%	6.6%	8.6%

Net income	10.9%	6.0%	11.4%	10.6%

Consolidated combined ratio of
insurance subsidiaries (GAAP basis):
Without fee income	94.4%	93.8%	92.0%	88.9%
Including fee income	93.7%	93.0%	91.2%	88.0%

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties.  Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.